[LOGO OMITTED] UBS Investment
                   Bank


This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting Countrywide Home Loans Servicing LP EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS
Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or
(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or
(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

[LOGO OMITTED] UBS Investment   STARM Mortgage Loan Trust 2007-2  TERM SHEET V2
                   Bank


-------------------------------------------------------------------------------
                           Base Pricing Assumptions
-------------------------------------------------------------------------------
Investor Settlement     3/30/2007       Pricing Speed                   25 CPB
   1st Pay Date         4/25/2007
   Deal Close           3/30/2007
Collateral Cut-Off       3/1/2007
-------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Class Summary(1)
-----------------------------------------------------------------------------------------------------------------------------------
                 Class
   Class       Principal    Initial Pass-                                                          Average           Principal
Designation     Balance     Through Rate     Principal Type      Interest Type  Loss Priority       Life(2)          Window(2)
-----------------------------------------------------------------------------------------------------------------------------------
   1A1       $107,209,000      5.7350        Pass Through            WAC        Super Senior         3.36             1 - 360
   1A2         $4,980,900      5.7350        Pass Through            WAC       Senior Support        3.36             1 - 360
   2A1       $152,205,000      5.6915        Pass Through            WAC        Super Senior         3.35             1 - 360
   2A2         $7,070,000      5.6915        Pass Through            WAC       Senior Support        3.35             1 - 360
   3A1        $75,000,000      5.6000        Pass Through            WAC        Super Senior         3.35             1 - 360
   3A2        $75,000,000      0.1306        Interest Only           Fixed         Senior            3.35               NA
   3A3       $133,992,000      5.7306        Pass Through            WAC        Super Senior         3.35             1 - 360
   3A4         $9,708,000      5.7306        Pass Through            WAC       Senior Support        3.35             1 - 360
   4A1        $65,380,000      5.7483        Pass Through            WAC        Super Senior         3.35             1 - 360
   4A2         $3,038,000      5.7483        Pass Through            WAC       Senior Support        3.35             1 - 360
   5A1       $135,783,000      5.9245        Pass Through            WAC        Super Senior         3.34             1 - 360
   5A2         $6,308,000      5.9245        Pass Through            WAC       Senior Support        3.34             1 - 360
    B1        $14,637,000      5.7635         Subordinate            WAC        Subordinate          6.13             1 - 360
    B2         $5,489,000      5.7635         Subordinate            WAC        Subordinate          6.13             1 - 360
    B3         $4,390,000      5.7635         Subordinate            WAC        Subordinate          6.13             1 - 360
    B4         $2,562,000      5.7635         Subordinate            WAC        Subordinate          6.13             1 - 360
    B5         $2,195,000      5.7635         Subordinate            WAC        Subordinate          6.13             1 - 360
    B6         $1,829,775      5.7635         Subordinate            WAC        Subordinate          6.13             1 - 360
   AUR            $50          5.7350           Residual             WAC             NA              0.07             1 - 1
   ALR            $50          5.7350           Residual             WAC             NA              0.07             1 - 1
------------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                   Start
   Class          Accrual             Payment                 Rating Agencies
Designation        Period    Daycount  Delay      Group           SP / F
--------------------------------------------------------------------------------
   1A1           1-Mar-07     30/360     24         1           AAA / AAA
   1A2           1-Mar-07     30/360     24         1           AAA / AAA
   2A1           1-Mar-07     30/360     24         2           AAA / AAA
   2A2           1-Mar-07     30/360     24         2           AAA / AAA
   3A1           1-Mar-07     30/360     24         3           AAA / AAA
   3A2           1-Mar-07     30/360     24         3           AAA / AAA
   3A3           1-Mar-07     30/360     24         3           AAA / AAA
   3A4           1-Mar-07     30/360     24         3           AAA / AAA
   4A1           1-Mar-07     30/360     24         4           AAA / AAA
   4A2           1-Mar-07     30/360     24         4           AAA / AAA
   5A1           1-Mar-07     30/360     24         5           AAA / AAA
   5A2           1-Mar-07     30/360     24         5           AAA / AAA
    B1           1-Mar-07     30/360     24        All           NR / AA
    B2           1-Mar-07     30/360     24        All           NR / A
    B3           1-Mar-07     30/360     24        All           NR / BBB
    B4           1-Mar-07     30/360     24        All           NR / BB
    B5           1-Mar-07     30/360     24        All           NR / B
    B6           1-Mar-07     30/360     24        All           NR / NR
   AUR           1-Mar-07     30/360     24         1           AAA / AAA
   ALR           1-Mar-07     30/360     24         1           AAA / AAA
--------------------------------------------------------------------------------

(1) Approximate, subject to +/- 10% Variance
(2) Base Pricing Assumptions



=====================================================

Description Of Securities
-------------------------

Master Servicer:                Wells Fargo Bank, N.A.

Servicer:                       Suntrust Mortgage, Inc.

Final Scheduled
Distribution Date:              4/25/2037

External Credit Enhancement
Provider:                       N/A

Senior/Sub Distribution
Amount:                         Standard 7 year Shifting Interest Structure:
                                Subordinate Certificates are locked out for 7 years, followed annually by 30%, 40%, 60%, 80%, 100%
                                of their pro rata share of principal prepayments

Senior Loss Distribution:       Losses allocated to the Class 1A1 will first be allocated to the 1A2 until retired
                                Losses allocated to the Class 2A1 will first be allocated to the 2A2 until retired
                                Losses allocated to the Classes 3A1 and 3A3 will first be allocated to the 3A4 until retired
                                Losses allocated to the Class 4A1 will first be allocated to the 4A2 until retired
                                Losses allocated to the Class 5A1 will first be allocated to the 5A2 until retired
                                ---------------------------------------------------------------------------------------------------
                                The amount of coverage provided by Senior supports:
                                Class (Super-Senior)    Size      Senior-Support Class  $ of Support  % Add Support    Total C/E
                                ---------------------------------------------------------------------------------------------------
                                1A1                  107,209,000          1A2            4,980,900        4.25%          8.50%
                                2A1                  152,205,000          2A2            7,070,000        4.25%          8.50%
                                3A1                   75,000,000          3A4            3,483,865        4.25%          8.50%
                                3A3                  133,992,000          3A4            6,224,135        4.25%          8.50%
                                4A1                   65,380,000          4A2            3,038,000        4.25%          8.50%
                                5A1                  135,783,000          5A2            6,308,000        4.25%          8.50%
                                ---------------------------------------------------------------------------------------------------

Subordinate Two Times Test:     Prior to month 36, if, on any distribution date, the current Subordinate Percentage >= two times the initial Subordinate Percentage, then the Subordinate Certificates will receive 50% of their pro rata share of principal prepayments.
                                After month 36, if, on any distribution date, the current Subordinate Percentage >= two times initial Subordinate Percentage, then the Subordinate Certificates will receive 100% of their pro rata share of principal prepayments.
                                The Two Times Test is also subject to cumulative loss and delinquency tests.

Approximate Initial
Subordinate Percentage:         4.25%

Optional Cleanup-Call %:        1%

Servicing Fees:                 Groups 1, 2, 3, 4 and 5 have a 0.375% servicing fee

Prepayment Penalty Period:      None of the loans have prepayment penalty periods

Interest Rate Assumptions:      1 Year LIBOR: 5.45563%

Senior Principal
Distribution Amount:            Pay the Group Senior PDA Amount as follows:
                                Group 1
                                1) Pay AUR and ALR pro rata, until retired
                                2) Pay 1A1 and 1A2 pro rata, until retired

                                Group 2
                                1) Pay 2A1 and 2A2 pro rata, until retired

                                Group 3
                                1) Pay 3A1, 3A3 and 3A4 pro rata, until retired

                                Group 4
                                1) Pay 4A1 and 4A2 pro rata, until retired

                                Group 5
                                1) Pay 5A1 and 5A2 pro rata, until retired

Notional Bonds:                 3A2 is 100% notional with 3A1



[LOGO OMITTED]  UBS Investment
                Bank


This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting Countrywide Home Loans Servicing LP EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS
Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or
(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or
(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

-------------------------------------------------------------------------------
                           Base Pricing Assumptions
-------------------------------------------------------------------------------
Investor Settlement     3/30/2007       Pricing Speed                   25 CPB
   1st Pay Date         4/25/2007
   Deal Close           3/30/2007
Collateral Cut-Off       3/1/2007
-------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Class Summary(1)
-----------------------------------------------------------------------------------------------------------------------------------
                 Class
   Class       Principal    Initial Pass-                                                          Average           Principal
Designation     Balance     Through Rate     Principal Type      Interest Type  Loss Priority       Life(2)          Window(2)
-----------------------------------------------------------------------------------------------------------------------------------
   1A1       $107,209,000      5.7405        Pass Through            WAC        Super Senior         2.54             1 - 60
   1A2         $4,792,900      5.7405        Pass Through            WAC       Senior Support        2.54             1 - 60
   2A1       $431,907,000      5.7264        Pass Through            WAC        Super Senior         2.92             1 - 84
   2A2        $19,171,000      5.7264        Pass Through            WAC       Senior Support        2.92             1 - 84
   3A1       $142,700,000      5.9551        Pass Through            WAC        Super Senior         3.18             1 - 120
   3A2         $6,334,000      5.9551        Pass Through            WAC       Senior Support        3.18             1 - 120
   SUB5        $5,004,720      5.7405         Subordinate            WAC        Subordinate          4.30             1 - 60
   SUB7       $20,022,546      5.7264         Subordinate            WAC        Subordinate          5.14             1 - 84
   SUB10       $6,615,555      5.9551         Subordinate            WAC        Subordinate          5.73             1 - 120


-------------------------------------------------------------------------------
                   Start
   Class          Accrual             Payment
Designation        Period    Daycount  Delay      Group        Rating
--------------------------------------------------------------------------------
   1A1           1-Mar-07     30/360     24         1           AAA
   1A2           1-Mar-07     30/360     24         1           AAA
   2A1           1-Mar-07     30/360     24         2           AAA
   2A2           1-Mar-07     30/360     24         2           AAA
   3A1           1-Mar-07     30/360     24         3           AAA
   3A2           1-Mar-07     30/360     24         3           AAA
   SUB5          1-Mar-07     30/360     24         1           TBD
   SUB7          1-Mar-07     30/360     24         2           TBD
   SUB10         1-Mar-07     30/360     24         3           TBD
--------------------------------------------------------------------------------

(1) Approximate, subject to +/- 10% Variance
(2) Base Pricing Assumptions

-----------------------------------------------


Description Of Securities
-------------------------

Master Servicer:                        Wells Fargo Bank, N.A.

Servicer:                               Suntrust Mortgage, Inc.

Final Scheduled Distribution Date:      4/25/2037

External Credit Enhancement Provider:   N/A

Senior/Sub Distribution Amount:         Standard 7 year Shifting Interest Structure:
                                        Subordinate Certificates are locked out for 7 years, followed annually by 30%, 40%, 60%,
                                        80%, 100% of their pro rata share of principal prepayments

Senior Loss Distribution:               Losses allocated to the Class 1A1 will first be allocated to the 1A2 until retired
                                        Losses allocated to the Class 2A1 will first be allocated to the 2A2 until retired
                                        Losses allocated to the Class 3A1 will first be allocated to the 3A2 until retired
                                        -------------------------------------------------------------------------------------------
                                        The amount of coverage provided by Senior supports:
                                                                                                                  % Add      Total
                                        Class (Super-Senior)     Size        Senior-Support Class   $ of Support  Support     C/E
                                        -------------------------------------------------------------------------------------------
                                        1A1                   107,952,000           1A2               4,792,000    4.25%      8.50%
                                        2A1                   431,907,000           2A2              19,171,000    4.25%      8.50%
                                        3A1                   142,700,000           3A2               6,334,000    4.25%      8.50%
                                        -------------------------------------------------------------------------------------------

Subordinate Two Times Test:             Prior to month 36, if, on any distribution date, the current Subordinate Percentage >= two times the initial Subordinate Percentage, then the Subordinate Certificates will receive
                                        50% of their pro rata share of principal prepayments.
                                        After month 36, if, on any distribution date, the current Subordinate Percentage >= two times initial Subordinate Percentage, then the Subordinate Certificates will receive 100%
                                        of their pro rata share of principal prepayments.
                                        The Two Times Test is also subject to cumulative loss and delinquency tests.

Approximate Initial Subordinate
Percentage:                             4.25%

Optional Cleanup-Call %:                1%

Servicing Fees:                         Groups 1, 2 and 3 have a 0.375% servicing fee

Prepayment Penalty Period:              None of the loans have prepayment penalty periods

Interest Rate Assumptions:              1 Year LIBOR: 5.45563%

Senior Principal Distribution
Amount:                                 Pay the Group Senior PDA Amount as follows:
                                        Group 1
                                        1) Pay 1A1 and 1A2 pro rata, until retired

                                        Group 2
                                        1) Pay 2A1 and 2A2 pro rata, until retired

                                        Group 3
                                        1) Pay 3A1 and 3A2 pro rata, until retired
